UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                             FORM 8-K


                           CURRENT REPORT
               Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934



                        March 13, 1995
- ----------------------------------------------------------------
          Date of Report (Date of earliest event reported)



                    Harnischfeger Industries, Inc.
- -----------------------------------------------------------------
      (Exact name of registrant as specified in its charter)



   Delaware                   1-9299             39-1566457
- -----------------------------------------------------------------
 (State or other           (Commission         IRS Employer
 jurisdiction of           File Number)        Identification No.
 incorporation)



            13400 Bishops Lane, Brookfield, Wisconsin 53005
- -----------------------------------------------------------------
                (Address of principal executive offices)


                          (414) 671-4400
- -----------------------------------------------------------------
        (Registrant's telephone number, including area code)



- -----------------------------------------------------------------
  (Former name or former address, if changed since last report)

Item 5.  Other Events

  On November 29, 1994, Harnischfeger Industries, Inc. (the "Company") completed its previously announced acquisition of Joy Technologies Inc. through a stock-for-stock merger. Included in this Form 8-K are restated financial statements prepared in accordance with Regulation S-X for this business combination accounted for as a pooling of interests subsequent to the fiscal year ended October 31, 1994, as required by Item 11(b)(iii) of Form S-3.

Form 8-K
                            Index To
                 Current Report on Form 8-K

(a)  The following documents are filed as part of this report:

     (1)  Financial Statements
            Report of Price Waterhouse LLP
            Report of Arthur Andersen LLP
            Statement of Income for the years ended October 31, 1994, 1993 and 1992.
            Balance Sheet at October 31, 1994 and 1993.
            Statement of Cash Flows for the years ended
            October 31, 1994, 1993 and 1992.
            Statement of Shareholders' Equity for the years ended October 31, 1994, 1993 and 1992.
            Notes to Consolidated Financial Statements

            Financial Statement Schedules
            For the Years Ended October 31, 1994, 1993 and 1992:
            II. Valuation and Qualifying Accounts

     (2)  Exhibits
          23(a)  Consent of Price Waterhouse LLP
          23(b)  Consent of Arthur Andersen LLP


                REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Shareholders of
Harnischfeger Industries, Inc.

In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Harnischfeger Industries, Inc. and its subsidiaries (the "Company") at October 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Joy Technologies Inc. ("Joy"), which statements reflect total assets of $543.1 million and $537.0 million at February 25, 1994 and February 26, 1993, respectively, and total revenues of $572.7 million, $583.3 million and $614.5 million for the years ended February 25, 1994, February 26, 1993 and February 28, 1992, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Joy Technologies Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

As discussed in Note 9, in the first quarter of fiscal 1994, the Company changed its method of accounting for postretirement benefits other than pensions.


PRICE WATERHOUSE LLP

Milwaukee, Wisconsin
December 5, 1994

Report of Independent Public Accountants

To the Board of Directors and Stockholders of Joy Technologies Inc.:

We have audited the consolidated balance sheet of Joy Technologies Inc. (a Delaware corporation) and subsidiaries as of February 25, 1994 and February 26, 1993, and the related consolidated statements of income, accumulated deficit and cash flows for each of the three years in the period ended February 25, 1994. These financial statements (not included herein) are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Joy Technologies Inc. and subsidiaries as of February 25, 1994 and February 26, 1993 and the results of their operations and their cash flows for each of the three years in the period ended February 25, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 12 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions.

                               ARTHUR ANDERSEN & CO.

Pittsburgh, Pennsylvania
March 25, 1994

Statement of Income
Year Ended October 31,(Dollar amounts in thousands except per share amounts)




                                    Years ended October 31,
                             -----------------------------------------
                               1994            1993            1992
                             ----------      ----------      ----------

Revenues
 Net sales                    $1,682,742       $1,570,320      $1,750,132
 Other income                29,906           10,248          20,214
                          ---------        ---------       ---------
                          1,712,648        1,580,568       1,770,346
Cost of Sales             1,307,542        1,224,351       1,300,594
Product Development, Selling
 and Administrative Expenses     307,691          299,906         298,647
Restructuring Charges              1,830           67,348               -
Nonrecurring Charge                    -            8,000               -
                           ---------        ---------       ---------
Operating Income (Loss)           95,585          (19,037)        171,105
Interest (Expense)-Net           (47,366)         (48,313)        (53,216)
                           ---------        ---------      ---------
Income (Loss) before
Provision (Credit) for
 Income Taxes and Minority
 Interest                     48,219          (67,350)        117,889
Provision (Credit) for Income
  Taxes                      12,377          (23,008)         44,669
                           ---------           ---------       ---------
                             35,842          (44,342)         73,220
Minority Interest                 (2,224)           4,799          (9,277)
                           ---------        ---------       ---------
Income (Loss) from Continuing
Operations                        33,618          (39,543)         63,943

Income (Loss) from Discontinued
  Operations, net of applicable
  income taxes               (1,007)           3,680           5,686
Gain (Loss) on Sale of Discontinued
  Operations, net of applicable
  income taxes                   -           16,173               -
Extraordinary Loss on Retirement of
  Debt, net of applicable
  income taxes               (4,827)               -         (22,816)
Cumulative Effect of Accounting Change,
  net of applicable income taxes and
  minority interest         (81,696)               -               -
                          ---------          --------        --------
Net Income (Loss)               $(53,912)        $(19,690)         $46,813
Prefered stock dividend
   requirements                          -                -          (10,866)
                          ---------          --------        --------
Net Income (Loss)applicable to
   common stock                 $(53,912)        $(19,690)         $35,947
                          =========          ========        ========

Earnings (Loss) Per Share
  Income (loss) from continuing
    operations              $ 0.77             $(0.89)          $1.26
  Income (loss) from discontinued
    operations               (0.02)              0.08            0.14
  Gain on sale of discontinued
    operation                     -               0.37               -
  Extraordinary loss on retirement of
    debt                     (0.11)                 -           (0.54)
  Cumulative effect of accounting
    change                        (1.87)                 -                -
                             -------             ------         ------
Net Income (Loss)Per Share       $(1.23)            $(0.44)         $ 0.86
                           ========           ========        ========


The Accompanying Notes are an Integral Part of the Financial
Statements

Balance Sheet

October 31,(Dollar amounts in thousands)
                                                      October 31,
                                              ---------------------------
                                                   1994             1993
                                               ----------       ----------
Assets

Current Assets:
   Cash and cash equivalents                    $ 196,455         $ 165,074
   Accounts receivable-net                        421,871           387,948
   Inventories                                    357,847           370,287
   Net current assets of discontinued operations   20,047                 -
   Other current assets                            47,181            59,729
                                                ---------         ---------
                                                1,043,401           983,038
Property, Plant and Equipment:
   Land and improvements                           31,999            29,452
   Buildings                                      235,708           230,901
   Machinery and equipment                        633,975           620,996
                                                ---------         --------
                                                  901,682           881,349
   Accumulated depreciation                      (411,445)         (375,937)
                                                ---------         ---------
                                                  490,237           505,412
Investments and Other Assets:
   Investment in Measurex Corporation              66,347            66,563
   Goodwill                                       143,899           177,760
   Intangible assets                               69,729            64,369
   Other assets                                   125,089           111,108
   Noncurrent assets of discontinued operations    43,251                 -
                                                 ---------         ---------
                                                  448,315           419,800
                                                 ---------         ---------
                                               $1,981,953        $1,908,250
                                               ===========      ===========


Liabilities and Shareholders' Equity
Current Liabilities:
   Short-term notes payable, including current portion of
     long-term obligations                      $   16,540     $     98,855
   Trade accounts payable                          237,618          166,235
   Employee compensation and benefits               75,679           68,892
   Advance payments and progress billings          121,212           68,739
   Accrued warranties                               33,529           37,998
   Other current liabilities                       127,498          167,083
                                                 ---------        ---------
                                                   612,076          607,802
Long-term Obligations                              568,933          528,739
Other Liabilities:
   Liability for postretirement benefits           118,610                -
   Accrued pension and related costs                55,409           50,101
   Other liabilities                                18,239           20,409
   Deferred income taxes                            20,751          100,920
                                                 ---------        ---------
                                                   213,009          171,430
Minority Interest                                   85,570           89,110
Shareholders' Equity:
   Common stock (issued 50,506,471 shares and
     50,574,958 shares, respectively)               50,506           50,575
   Capital in excess of par value                  576,886          560,178
   Retained earnings                                19,936           85,227
   Cumulative translation adjustments              (39,194)         (40,566)
                                                  ---------         --------
                                                   608,134          655,414
Less:  Stock Employee Compensation Trust
       (2,150,416 shares and 2,526,553
       shares, respectively) at market             (53,760)         (55,900)
       Treasury Stock (2,852,604 shares
       and 4,847,729 shares,
       respectively) at cost                       (52,009)         (88,345)
                                                  ---------        ---------
                                                   502,365          511,169
                                                  ---------        ----------
                                                $1,981,953       $1,908,250
                                                 ==========        ==========
<TABLE/>
The Accompanying Notes are an Integral Part of the Financial Statements.



Statement of Cash Flows

Year Ended October 31,(Dollar amounts in thousands)




                                                   Years ended October 31,
                                              ------------------------------
                                                               1994
                                                            ---------

Operating Activities
  Net income (loss)                                        $(53,912)
   Add(deduct)-Items not affecting cash:
    Restructuring charges                                     1,830
    Nonrecurring charge                                           -
    Extraordinary loss on retirement of debt,
     net of income taxes                                      4,827
    Cumulative effect of accounting change, net of
     income taxes and minority interest                      81,696
    Gain on sale of discontinued operation                        -
    Depreciation and amortization                            73,243
    Minority interest, net of dividends paid                    571
    Deferred income taxes-net                               (12,743)
    Other-net                                               (15,042)
    Changes in working capital
    (Increase) decrease in accounts receivable-net          (18,009)
    (Increase) decrease in inventories                       21,126
    (Increase) in net current assets of discontinued
     operations                                             (20,047)
    (Increase) decrease in other current assets              (4,610)
    Increase (decrease) in trade accounts payable            54,187
    (Decrease) in employee compensation and benefits         (6,420)
    Increase (decrease) in advance payments and
     progress billings                                       45,870
    (Decrease) in other current liabilities                 (36,043)
                                                            --------
 Net cash provided by
  operating activities                                      116,524
                                                            --------
 Investment and Other Transactions
    Acquisition of Morris Mechanical Handling Limited       (24,890)
    Proceeds from sale of discontinued operation
    Acquisition of J&L Fiber Services                             -
    Acquisition of and investment in Beloit Poland                -
    Property, plant and equipment-net                       (46,789)
    Other-net                                                (1,664)
                                                           --------
Net cash (applied to) investment and
  other transactions                                        (73,343)
                                                           --------
Financing Activities
    Sale of treasury stock                                   46,760
    Purchase of stock for Stock Employee Compensation Trust       -
    Purchase of treasury stock                                 (124)
    Dividends paid                                          (10,477)
    Exercise of stock options                                 2,983
    Issuance of stock                                             -
    Redemption of preferred stock                                 -
    Issuance of long-term obligations                       203,882
    Redemption of long-term obligations                    (193,212)
    Payments related to debt refinancing                     (2,138)
    Capitalized financing costs                              (6,471)
    (Decrease) increase in short-term notes payable         (52,917)
                                                           --------
Net cash (applied to) provided by
  financing activities                                      (11,714)
                                                           --------
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                          (86)
                                                           --------
Increase (decrease) in Cash and Cash Equivalents             31,381
Cash and Cash Equivalents at Beginning of Year              165,074
                                                           --------
Cash and Cash Equivalents at End of Year                   $196,455
                                                           ========

The Accompanying Notes are an Integral Part of the
Financial Statements

Statement of Cash Flows

Year Ended October 31,(Dollar amounts in thousands)





                                                   Years ended October 31,
                                                -----------------------------
                                                           1993
                                                         -------

Operating Activities
  Net income (loss)                                        $ (19,690)
   Add(deduct)-Items not affecting cash:
    Restructuring charges                                     67,348
    Nonrecurring charge                                        8,000
    Extraordinary loss on retirement of debt,
     net of income taxes                                           -
   Cumulative effect of accounting change, net of
     income taxes and minority interest                            -
    Gain on sale of discontinued operation                   (16,173)
    Depreciation and amortization                             72,629
    Minority interest, net of dividends paid                  (7,956)
    Deferred income taxes-net                                (28,268)
    Other-net                                                 (1,588)
    Changes in working capital
    (Increase) decrease in accounts receivable-net            64,946
    (Increase) decrease in inventories                        (9,132)
    (Increase) in net current assets of discontinued
     operations                                                    -
    (Increase) decrease in other current assets                9,091
    Increase (decrease) in trade accounts payable             (7,803)
    (Decrease) in employee compensation and benefits         (24,138)
    Increase (decrease) in advance payments and
     progress billings                                         7,271
    (Decrease) in other current liabilities                  (52,060)
                                                             --------
 Net cash provided by
  operating activities                                        62,477
                                                             --------
 Investment and Other Transactions
    Acquisition of Morris Mechanical Handling Limited              -
    Proceeds from sale of discontinued operation              23,219
    Acquisition of J&L Fiber Services                           (410)
    Acquisition of and investment in Beloit Poland                 -
    Property, plant and equipment-net                        (70,361)
    Other-net                                                 (2,028)
                                                              --------
Net cash (applied to) investment and
  other transactions                                         (49,580)
                                                              --------
Financing Activities
    Sale of treasury stock                                         -
    Purchase of stock for Stock Employee Compensation Trust  (49,431)
    Purchase of treasury stock                                (1,381)
    Dividends paid                                           (10,669)
    Exercise of stock options                                    266
    Issuance of stock                                              -
    Redemption of preferred stock                                  -
    Issuance of long-term obligations                          2,116
    Redemption of long-term obligations                      (49,972)
    Payments related to debt refinancing                           -
    Capitalized financing costs                               (1,773)
    (Decrease) increase in short-term notes payable           20,620
                                                             ---------
Net cash (applied to) provided by
  financing activities                                       (90,224)
                                                             ---------
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                        (8,855)
                                                             ---------
Increase (decrease) in Cash and Cash Equivalents             (86,182)
Cash and Cash Equivalents at Beginning of Year               251,256
                                                             --------
Cash and Cash Equivalents at End of Year                    $165,074
                                                             =========

The Accompanying Notes are an Integral Part of the
Financial Statements

Statement of Cash Flows
                                                 Years ended October 31,
                                              ------------------------------
                                                         1992
                                                       -------

Operating Activities
  Net income (loss)                                     $46,813
   Add(deduct)-Items not affecting cash:
    Restructuring charges                                     -
    Nonrecurring charge                                       -
    Extraordinary loss on retirement of debt,
     net of income taxes                                 22,816
    Cumulative effect of accounting change, net of
     income taxes and minority interest                       -
    Gain on sale of discontinued operation                    -
    Depreciation and amortization                        67,251
    Minority interest, net of dividends paid              5,118
    Deferred income taxes-net                            (6,833)
    Other-net                                            (4,206)
    Changes in working capital
    (Increase) decrease in accounts receivable-net       18,187
    (Increase) decrease in inventories                   13,709
    (Increase) in net current assets of discontinued
     operations                                               -
    (Increase) decrease in other current assets          (6,494)
    Increase (decrease) in trade accounts payable         3,638
    (Decrease) in employee compensation and benefits    (21,857)
    Increase (decrease) in advance payments and
     progress billings                                  (65,141)
    (Decrease) in other current liabilities             (52,522)
                                                        --------
 Net cash provided by
  operating activities                                   20,479
                                                        --------
 Investment and Other Transactions
    Acquisition of Morris Mechanical Handling Limited         -
    Proceeds from sale of discontinued operation              -
    Acquisition of J&L Fiber Services                   (46,206)
    Acquisition of and investment in Beloit Poland       (5,676)
    Property, plant and equipment-net                   (62,351)
    Other-net                                            12,645
                                                        --------
Net cash (applied to) investment and
  other transactions                                   (101,588)
                                                        --------
Financing Activities
    Sale of treasury stock                                    -
    Purchase of stock for Stock Employee
      Compensation Trust                                      -
    Purchase of treasury stock                          (38,344)
    Dividends paid                                      (11,611)
    Exercise of stock options                               296
    Issuance of stock                                   156,812
    Redemption of preferred stock                       (82,017)
    Issuance of long-term obligations                   405,590
    Redemption of long-term obligations                (337,683)
    Payments related to debt refinancing                (27,800)
    Capitalized financing costs                         (10,708)
    (Decrease) increase in short-term notes payable       8,230
                                                        --------
Net cash (applied to) provided by
  financing activities                                   62,765
                                                        --------
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                   (5,530)
                                                        --------
Increase (decrease) in Cash and Cash Equivalents        (23,874)
Cash and Cash Equivalents at Beginning of Year          275,130
                                                        --------
Cash and Cash Equivalents at End of Year               $251,256
                                                        ========

The Accompanying Notes are an Integral Part of the Financial Statements.


Statement of Shareholders' Equity
(Dollar amounts in thousands)
                               Capital in
                       Common   Excess of    Retained
                       Stock    Par Value    Earnings
                       -------   ---------    --------

 Balance at
 October 31, 1991      43,888     400,365     104,965

 Net income                                    46,813
 Exercise of stock
  options                  19         277
 Issuance of
  restricted stock         14         171
 Dividends paid on
   Common Stock                               (11,611)
 Dividends paid on
   Preferred Stock                            (21,477)
 Translation adjustments
 2,060,000 shares
  acquired as
  Treasury stock
 Sale of 5,595,480
  shares of Common Stock5,595     151,217
 Other activity - net   1,080       1,768      (2,596)
                        -----       -------    -------
Balance at October
  31, 1992             50,596     553,798      116,094
 Net loss                                      (19,690)
 Exercise of stock
  options                   3          49
 Issuance of
  restricted stock         11         132
 Dividends paid                                (11,177)
 Dividends on
  shares held
  by SECT                             508
 Establishment of SECT
 Adjust SECT shares to
  market value                      6,277
 Translation adjustments
 2,577,500 shares
  acquired as
  Treasury stock
 Purchase of shares
  by employee benefit
  plans
 Other activity - net     (35)      (586)
                       ------      -------      -------
Balance at October
  31, 1993             50,575    560,178       85,227

 Net loss                                     (53,912)
 Exercise of stock
  options                   3       (963)
 Issuance of
  restricted stock                  (120)
 Dividends paid                               (11,379)
 Dividends on
  shares held
  by SECT                            902
 Adjust SECT shares to
  market value                     6,496
 Translation adjustments
 4,875 shares acquired
   as Treasury stock
 Sale  of 2,000,000 shares of
   Treasury stock                 10,300
 Purchase of shares
   by employee benefit
   plans
 Other activity - net     (72)        93
                       ------    -------      -------
Balance at October
  31, 1994            $50,506   $576,886     $19,936
                      =======    =======     ========



The Accompanying Notes are an Integral Part of the Financial
Statements.

Statement of Shareholders' Equity
(Dollar amounts in thousands)
                       Cumulative
                       Translation              Treasury
                       Adjustments    SECT       Stock
                       -----------    ------    ---------

 Balance at
 October 31, 1991      (7,118)          -     (49,189)

 Net income
 Exercise of stock
  options
 Issuance of
  restricted stock
 Dividends paid on
   Common Stock
 Dividends paid on
   Preferred Stock
 Translation
   adjustments        (15,765)
 2,060,000 shares
  acquired as
  Treasury stock                              (38,344)
 Sale of 5,595,480
  shares of Common Stock
 Other activity - net
                        -------   -------      -------
Balance at October
  31, 1992             (22,883)         -     (87,533)
 Net loss
 Exercise of stock
  options                             214
 Issuance of
  restricted stock
 Dividends paid
 Dividends on
  shares held
  by SECT
 Establishment of SECT            (50,000)     50,000
 Adjust SECT shares to
  market value                     (6,277)
 Translation
  adjustments          (17,683)
 2,577,500 shares
  acquired as
  Treasury stock                              (50,812)
 Purchase of shares
  by employee benefit
  plans                               163
 Other activity - net
                       ---------     -------   ---------
Balance at October
  31, 1993            (40,566)    (55,900)    (88,345)

 Net loss
 Exercise of stock
  options                           3,943
 Issuance of
  restricted stock                    262
 Dividends paid
 Dividends on
  shares held
  by SECT
 Adjust SECT shares to
  market value                     (6,496)
 Translation
  adjustments           1,372
 4,875 shares acquired
   as Treasury stock                             (124)
 Sale  of 2,000,000 shares of
   Treasury stock                              36,460
 Purchase of shares
   by employee benefit
   plans                            4,431
 Other activity - net
                     ---------      -------    -------
Balance at October
  31, 1994          $(39,194)    $(53,760)   $(52,009)
                     =========   =========   =========


Statement of Shareholders' Equity
(Dollar amounts in thousands)
                            Junior
                          Preferred
                            Stock      Total
                         ---------     ---------

 Balance at
 October 31, 1991         13            492,924

 Net income                              46,813
 Exercise of stock
  options                                   296
 Issuance of
  restricted stock                          185
 Dividends paid on
   Common Stock                         (11,611)
 Dividends paid on
   Preferred Stock                      (21,477)
 Translation
   adjustments                          (15,765)
 2,060,000 shares
  acquired as
  Treasury stock                        (38,344)
 Sale of 5,595,480
  shares of Common Stock                156,812
 Other activity - net    (13)               239
                        -------        ----------
Balance at October
  31, 1992                 -            610,072
 Net loss                               (19,690)
 Exercise of stock
  options                                   266
 Issuance of
  restricted stock                          143
 Dividends paid                         (11,177)
 Dividends on
  shares held
  by SECT                                   508
 Establishment of SECT0                       -
 Adjust SECT shares to
  market value                                -
 Translation
  adjustments                           (17,683)
 2,577,500 shares
  acquired as
  Treasury stock                        (50,812)
 Purchase of shares
  by employee benefit
  plans                                     163
 Other activity - net                      (621)
                         -------        ----------
Balance at October
  31, 1993                  -           511,169

 Net loss                               (53,912)
 Exercise of stock
  options                                 2,983
 Issuance of
  restricted stock                          142
 Dividends paid                         (11,379)
 Dividends on
  shares held
  by SECT                                   902
 Adjust SECT shares to
  market value                                -
 Translation
  adjustments                             1,372
 4,875 shares acquired
   as Treasury stock                       (124)
 Sale  of 2,000,000 shares of
   Treasury stock                        46,760
 Purchase of shares
   by employee benefit
   plans                                  4,431
 Other activity - net                        21
                          -------     --------------
Balance at October
  31, 1994                   -         $502,365
                        =========    ================



Notes to Consolidated Financial Statements

(Dollar amounts in thousands unless indicated.)
NOTE 1

SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - The consolidated financial statements and related notes give retroactive effect to the merger with Joy Technologies Inc. ("Joy") for all periods presented, accounted for as a pooling of interests. The consolidated balance sheets as of October 31, 1994 and 1993 include the accounts of Joy as of February 25, 1994 and February 26, 1993, respectively, and the consolidated statements of income and of cash flows for each of the three years in the period ended October 31, 1994 include the results of Joy for the years ended February 25, 1994, February 26, 1993 and February 28, 1992, respectively. See
Note 17 - Acquisition of Joy Technologies Inc.  The
"Company" as used in these consolidated financial statements refers to Harnischfeger Industries, Inc. and its subsidiaries, including Joy.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

INVENTORIES - Inventories are stated at the lower of cost or market value. Cost is determined by the last-in, first-out (LIFO) method for substantially all domestic inventories and by the first-in, first-out (FIFO) method for the majority of inventories of foreign subsidiaries.

REVENUE RECOGNITION - Revenue on long-term contracts is generally recorded using the percentage-of-completion method for financial reporting purposes. Such contracts include contracts for papermaking machinery, certain mining equipment, custom-engineered cranes and systems engineering. Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of fees earned. Losses, if any, are recognized in full as soon as identified. Sales of other products and services are recorded as products are shipped or services are rendered.

PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at historical cost. Expenditures for major renewals and improvements are capitalized, while maintenance and repairs which do not significantly improve the related asset or extend its useful life are charged to expense as incurred.

  For financial reporting purposes, plant and equipment are depreciated primarily by the straight-line method over the estimated useful lives of the assets. Depreciation claimed for income tax purposes is computed by accelerated methods.

CASH EQUIVALENTS - The Company considers all highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

FOREIGN EXCHANGE CONTRACTS - Any gain or loss on forward contracts designated as hedges of commitments is deferred and included in the measurement of the related foreign currency transaction, except that permanent losses are recognized immediately and unrealized gains and losses on firm commitments for working capital borrowings by foreign subsidiaries are deferred and amortized over the life of the contract.

FOREIGN CURRENCY TRANSLATION - The majority of the assets and liabilities of the Company's international operations are translated at year-end exchange rates; income and expenses are translated at average exchange rates prevailing during the year.

  For operations whose functional currency is the local currency, translation adjustments are accumulated in a separate section of shareholders' equity. Transaction gains and losses, as well as translation adjustments relating to operations whose functional currency is the U.S. dollar, are reflected in income. Pre-tax foreign exchange losses included in operating income were $1,589 in 1994. Pre-tax foreign exchange gains included in operating income in 1993 and 1992 were $2,970 and $6,462, respectively.

GOODWILL AND INTANGIBLE ASSETS - Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of acquired companies and is amortized on a straight-line basis over periods ranging from 25 to 40 years. The Company assesses the carrying value of goodwill at each balance sheet date. Consistent with the November, 1993 FASB Exposure Draft "Accounting for the Impairment of Long-Lived Assets," such assessments include a comparison of (a) the estimated future nondiscounted cash flows anticipated to be generated during the remaining amortization period of the goodwill to (b) the net carrying value of goodwill. The Company recognizes diminution in value of goodwill, if any, on a current basis. Other intangible assets are amortized over the shorter of their legal or economic useful lives ranging from 5 to 20 years. Accumulated amortization was $76,480 and $68,814 at October 31, 1994 and 1993, respectively.

INCOME TAXES - The Company has adopted Statement of
Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, and for tax basis carryforwards. A valuation allowance is provided for deferred tax assets where it is considered more likely than not that the Company will not realize the benefit of such assets. The consolidated financial statements for each year presented take into account the effects of SFAS 109.
See Note 6-Income Taxes.

RESEARCH AND DEVELOPMENT EXPENSES - Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products amounted to $30,092, $28,172, and $28,141 in 1994, 1993 and 1992, respectively.
Certain capital expenditures used in research activities, such as the construction of a new pilot paper machine to be used in research and for customer tests, are capitalized and depreciated over their expected useful lives.

EARNINGS PER SHARE - Earnings per share are based upon the weighted average number of common shares outstanding during the year. The number of shares used in the computation were 43,716,464 in 1994, 44,393,043 in 1993, and 42,044,307 in 1992. Common stock equivalents were not significant in any of the years presented. Shares in the Stock Employee
Compensation Trust ("SECT") are not considered outstanding for computing earnings per share. For fiscal 1992, in computing earnings per share, net income was adjusted to reflect declared and cumulative preferred stock dividends of $8,434 and $2,432 for the Senior and Junior Preferred
Stock, respectively, of Joy.


NOTE 2

ACQUISITIONS

In September, 1994, the Company completed the acquisition of all of the outstanding shares of MMH (Holdings) Limited, a holding company for Morris Mechanical Handling Limited
("Morris") and related companies for $24,890. Morris is a manufacturer of a broad line of cranes, hoists, and other lifting equipment and has an extensive service organization that provides after-market services for a broad spectrum of lifting equipment. Morris is headquartered in Great
Britain, and also has operations in the United States, the Far East and South Africa, and is a unit of the Material
Handling Equipment segment.

  The acquisition was accounted for as a purchase transaction. The purchase price was allocated to the specific net assets acquired based upon a recently completed independent appraisal. The results of Morris for the month of October were included in the Company's consolidated operating results.

  In addition, the Company completed two smaller niche acquisitions during 1994. In July, 1994, the Company acquired a Mexican company, Hercules, S.A. de C.V., for $2,589. Hercules, a manufacturer of overhead cranes and hoists serving the Mexican and South American markets, is also a unit of the Material Handling Equipment segment.
The acquisition was accounted for as a purchase.

  The Company's Beloit Corporation subsidiary acquired substantially all of the common shares of OASIS (Optical
Alignment Systems and Inspection Services, Inc.) for $7,000 in September, 1994. The transaction was accounted for as a purchase. The New Hampshire-based company provides specialty services principally to the paper industry.

  In July, 1992, the Company completed the acquisition of certain assets and liabilities of the J&L Plate ("J&L") refiner plate manufacturing and Gartland foundry facilities of Sullivan Corporation, for a total purchase price of $46,616. The acquisition was accounted for as a purchase transaction. J&L has focused on custom refiner plates suitable for a variety of pulp and paper applications.

  In 1990, the Company entered into an agreement with Measurex Corporation ("Measurex") pursuant to which the Company could purchase up to 20% of Measurex's outstanding common stock in open market transactions. As of October
31, 1994, the Company's total investment in Measurex, including related expenses, equity income (loss) and net of dividends received, amounted to $66,347, representing
3,640,000 shares or a 20% interest. The Company accounts for this investment using the equity method and includes its equity income (loss) in its Papermaking Machinery and Systems segment ("Paper Group"). The excess purchase price over the Company's proportionate share of the underlying equity in net assets is being amortized on a straight-line basis over 40 years. Also, see Note 14-Transactions with Affiliated Companies.


NOTE 3

RESTRUCTURING AND NONRECURRING CHARGES

In fiscal 1993, the Company recorded a restructuring charge to strengthen and streamline its papermaking machinery and mining equipment businesses. The total estimated cost of the restructuring activities reduced pre-tax income by $67,000. Of the total, $40,000 related to the Paper Group, which was primarily for the closure of its Canadian papermaking machinery manufacturing facilities and consolidation of North American papermaking machine manufacturing in Beloit, Wisconsin. The $25,500 charge for Harnischfeger Corporation's Mining Equipment Division related principally to its plans to reduce worldwide inventories and to enhance manufacturing and repair parts capabilities. Other elements in the restructuring charge provided for refocusing manufacturing and marketing efforts
(to reduce non-value-added activities, to reduce nonoperating assets and to focus on capital carrying costs) as well as employee severance costs. Substantially all of the restructuring reserve was used by the end of fiscal
1994. The remaining reserves at October 31, 1994 of $7,746 relate primarily to the Paper Group.

  Also during 1993, the Environmental Group recorded a net charge of $348 which included a $2,559 provision for the estimated expenses for the relocation of operations from Monrovia, California to Houston, Texas. Offsetting this provision was a net pre-tax gain of $2,211 reflecting the sale of the condenser and damper businesses.

  In addition, the Company recorded a charge in fiscal 1993 resulting from the reestimation of certain warranty reserves carried by the Mining Equipment Division of Harnischfeger Corporation. The charge reduced pre-tax income by $8,000. This nonrecurring charge was the result of a much deeper analysis of open warranty claims and customer requests, field experience on new products and additional analytical data provided by new systems which has since resulted in engineering, design and manufacturing changes. The Company's warranty methodology, while long-established, is by its very nature based on management's judgement and is not mathematically precise or actuarially based. The resultant warranty reserves are reevaluated periodically and reflect refinements of estimated warranty exposure on evolving product lines.
This additional warranty reserve was used primarily during fiscal 1994.


NOTE 4

ACCOUNTS RECEIVABLE

Accounts receivable at October 31 consisted of the following:

                                       (in thousands)
                                        1994        1993
                                      -----       ----
Trade receivables                      $329,263   $312,133
Unbilled receivables                     99,838     88,297
Allowance for doubtful accounts and
  contract losses                        (7,230)   (12,482)
                                       --------    --------
                                       $421,871   $387,948
                                       ========    ========

The amount of accounts receivable due beyond one year is not significant.


NOTE 5

INVENTORIES

Inventories at October 31 consisted of the following:
                                                        (in thousands)
                                                   1994                  1993
                                                   ----                  ----
Finished goods                                  $182,084              $180,268
Work in process and purchased parts              158,038               186,978
Raw materials                                     79,766                64,667
                                                --------             ---------
                                                 419,888               431,913
Less excess of current cost over
   stated LIFO value                             (62,041)              (61,626)
                                                --------             ---------
                                                $357,847              $370,287
                                                =========            =========

  Inventories valued using the LIFO method represented approximately 81% and 86% of consolidated inventories at October 31, 1994 and 1993, respectively.

  The Company has reduced inventory by $3,739 and $8,125 at October 31, 1994 and 1993, respectively, for progress payments received on contracts accounted for on the completed contract method.


NOTE 6

INCOME TAXES

The components of income (loss) from continuing operations before income taxes and minority interest for the Company's domestic and foreign operations for the years ended October
31 were as follows:

(in thousands)                      1994        1993        1992
                                    ----        ----        ----
Domestic                          $  22,518      $(48,324)    $ 62,740
Foreign                              25,701       (19,026)      55,149
                                    --------       -------      -------
Income (loss) from continuing
 operations before provision
 (credit) for income taxes and
 minority interest                $  48,219      $(67,350)    $117,889
                                    =========      =======    =========



  The consolidated provision (credit) for income taxes included in the statement of income for the years ended
October 31 consisted of the following:

(in thousands)                           1994          1993       1992
                                         ----          ----       ----
Current provision:
       Federal                         $ 11,167       $ 6,111      $ 2,680
       State                              1,486         2,963        1,382
       Foreign                            7,080         6,453       32,353
                                        -------        ------      -------
    Total Current                        19,733        15,527       36,415
                                        -------        -------     -------

Deferred provision (credit):
       Federal                          (59,840)      (22,745)         409
       State and foreign                 (4,180)       (2,563)      (4,477)
                                         -------       -------      -------
    Total Deferred                      (64,020)      (25,308)       4,068)
                                         -------       -------      -------
Total consolidated income tax
  provision (credit)                   $(44,287)      $(9,781)     $32,347
                                        ========       =======      ========

  Income tax provision (credit) is included in the statement of income as follows:

(in thousands)                               1994     1993      1992
                                             ----     ----      ----
Continuing operations                      $ 12,377   $(23,008)  $44,669
Income (loss) from discontinued operations      900      3,816     3,533
Gain on sale of discontinued operation            -      9,411         -
Extraordinary item                           (3,495)         -   (15,855)
Cumulative effect of accounting change      (54,069)         -         -
                                           --------   ---------  -------
                                           $(44,287)   $(9,781)  $32,347
                                           ========    ========  =======

  The difference between the federal statutory tax rate and the effective tax rate on continuing operations for the years ended October 31 are as follows:

                                                     1994      1993     1992
                                                     ----      ----     ----
Federal statutory tax rate                           35.0%     (34.8)%   34.0%
Goodwill amortization not
  deductible for tax purposes                         2.6        1.8       .9
Canadian restructuring (1993) and
  other differences in foreign and
  U.S. tax rates                                     (0.9)       1.3      5.2
Differences in Foreign Sales
  Corporation and U.S. tax rate                      (4.3)      (1.8)    (1.5)
State income taxes, net of
  federal tax impact                                 (1.4)       1.4      1.9
General business and other credits utilized          (4.2)       (.4)       -
Resolution of certain prior
  years' tax exposures                                  -          -     (1.7)
Other items-net                                      (1.1)      (1.7)    (0.9)
                                                    -------     ------   -----
Effective tax rate                                   25.7%     (34.2)%   37.9%
                                                    =======     ======   =====

  Temporary differences and carryforwards which gave rise to the net deferred tax liability are as follows:

October 31,(in thousands)                           1994       1993
                                                ----------  -----------
Differences in revenue recognition
 for book and tax purposes                        $ 1,033     $(3,935)
Inventories                                       (26,554)    (25,721)
Accrued expenses not currently
 deductible                                        17,791      17,672
Provisions for restructuring not
 currently deductible                               4,551      22,867
Other - net                                         4,654       5,230
                                                  -------     --------
Total deferred income taxes included
 in net current assets                            $ 1,475     $16,113
                                                  =======      =======



Depreciation and amortization in
 excess of book expense                          $(78,999)   $(92,647)
Employee benefit related items                     34,507     (10,581)
Tax credit carryforwards                           40,497      29,628
Tax loss carryforwards                             37,426      30,546
Other accruals and reserves in
 excess of tax expense                            (19,393)    (27,209)
State taxes                                        (5,483)     (8,143)
Other - net                                       (15,100)    (10,093)
                                                  --------    -------
                                                   (6,545)    (88,499)
Valuation allowance                               (14,206)    (12,421)
                                                 ---------    --------
Total deferred income taxes                      $(20,751)  $(100,920)
                                                 =========   =========

Net deferred tax liability                       $(19,276)   $(84,807)
                                                 =========   =========

  At October 31, 1994, the Company had foreign tax credit carryforwards of $14,357 expiring in 1995, 1998 and 1999, general business tax credits of $18,914 expiring in 2003-
2009, and alternative minimum tax credit carryforwards of $7,226 which do not expire. In addition, tax loss carryforwards consisted of foreign loss carryforwards of $25,064 with various expiration dates, and domestic carryforwards of $13,131 with various states and expiration dates. The carryforwards will be available for the reduction of future income tax liabilities.

  U.S. income taxes, net of foreign taxes paid or payable, have been provided on the undistributed profits of foreign subsidiaries, except in those instances where such profits are expected to be permanently reinvested. Such unremitted earnings of subsidiaries which have been or are intended to be permanently reinvested were $155,691 at October 31, 1994. If, for some reason not presently contemplated, such profits were to be remitted or otherwise become subject to U.S. income tax, the Company expects to incur tax at substantially less than the U.S. income tax rate as a result of foreign tax credits that would be available.

  Income taxes paid were $16,979, $20,859 and $50,483 for 1994, 1993 and 1992, respectively.


NOTE 7

LONG-TERM OBLIGATIONS, BANK CREDIT FACILITIES AND INTEREST
EXPENSE

Long-term obligations at October 31 consisted of the following:

(in thousands)                                     1994                  1993
                                                   ----                  ----
10 1/4% Senior Notes due 2003                   $200,000             $       -
Bank Facility                                     90,785               213,952
12.3% Junior Subordinated Notes
  due 2000                                             -                67,046
8.9% Debentures, due 2022                         75,000                75,000
8.7% Debentures, due 2022                         75,000                75,000
Senior Notes, Series A through D, at
  interest rates of between 8.9% and 9.1%,
  due 1996 to 2006                                75,000                75,000
Industrial Revenue Bonds, at
  interest rates of between 5.9% and
  8.8%, due 1994 to 2017                          32,632                33,457
Other                                             22,637                20,397
                                               ---------             ---------
                                                 571,054               559,852
Less:
  Amounts payable within one year                  2,121                31,113
                                                --------             ---------

                                                $568,933              $528,739
                                                ========              ========

  The 10 1/4% Senior Notes have a maturity date of September 1, 2003 with semi-annual interest payments due March 1 and September 1, commencing March 1, 1994. The Company may, at its option, redeem the Notes in whole or in part at any time on or after September 1, 1998 at 105.125% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after September 1, 2000.

  The 10 1/4% Senior Notes contain certain restrictive covenants which are applicable to Joy, the legal issuer. In addition, upon a change of control, the Company is required to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued interest.

  During fiscal 1994, the Company recorded an extraordinary after-tax charge of $4,827 associated with the prepayment of outstanding Tranche A term loans existing under the Bank Facility and all of Joy's 12.3% Junior Subordinated Notes. This charge is comprised of the write-off of the unamortized discount and unamortized capitalized financing costs, call premiums and other expenses relating to the prepaid debt. The $90,785 Tranche B term loan, the remaining borrowings outstanding under the Bank Facility, was repaid in full on November 29, 1994, upon the consummation of the Company's merger with Joy (See Notes 1 and 17). The Tranche A term loans carried an interest rate of 2.125% above LIBOR, and the Tranche B term loan had a floating interest rate equal, at Joy's option, to the base rate plus 2% or to the Euro-dollar rate plus 3%. The Bank Facility agreement, including its revolving credit agreement, was terminated following the merger.

  The Company has $150,000 of unsecured debentures outstanding with interest rates ranging from 8.7% to 8.9% due at maturity in 2022.

  The Senior Notes, Series A through D, are privately placed and unsecured. The terms of the Note Agreements place limits on the amount of additional long-term debt the Company may issue and require maintenance of a minimum consolidated net worth, as defined. Additional funded debt may be incurred if immediately thereafter consolidated funded debt does not exceed 50% of consolidated total tangible assets, as defined.

  The Series D Notes provide for eleven equal annual repayments beginning in 1996; Series A through C Notes are due at maturity in 1999, 1999 and 2001, respectively.

  In 1992, the Company filed a shelf registration with the Securities and Exchange Commission for the proposed sale of up to $150,000 of additional debt securities. To date, no securities covered by the registration have been offered for sale.

  In November, 1993, the Company entered into a four-year
Revolving Credit Facility Agreement between the Company and certain domestic and foreign financial institutions that allowed for borrowings of up to $150,000 at rates expressed in relation to LIBOR and other rates. In November, 1994, the facility was increased to $240,000 and was extended to November, 1998. A facility fee is payable on the Revolving
Credit Facility.

  The Industrial Revenue Bonds are secured by certain assets of the Company's domestic operations.


  Installments payable to holders of the outstanding long-term obligations of the Company are due as follows:

       (in thousands)
       1995. . . . . . . . . . . . . . . . . .$ 2,121
       1996. . . . . . . . . . . . . . . . . . 19,176
       1997. . . . . . . . . . . . . . . . . .  3,452
       1998. . . . . . . . . . . . . . . . . .  7,139
       1999. . . . . . . . . . . . . . . . . . 37,611


  At October 31, 1994, short-term bank credit lines of foreign subsidiaries were approximately $85,913. The outstanding borrowings were $14,419 with a weighted average interest rate of 19.6%, reflecting higher rates in Poland and South Africa. There were no compensating balance requirements under these lines of credit.

  Net interest (expense) income consisted of the following:

Year Ended October 31,(in thousands)
                                    1994               1993               1992
                                    ----               ----               ----
Interest income (1)             $  7,138           $  7,856          $ 16,243
Interest expense                 (54,504)           (56,169)          (69,459)
                                --------           --------           -------

Interest (expense)-net          $(47,366)          $(48,313)         $(53,216)
                                ========           ========           =======

(1) The Company reflected $1,546 and $2,200 of interest income in 1993 and 1992, respectively, as a result of the resolution of certain prior years' tax issues.

  Interest paid was $45,547, $57,496 and $69,798 in 1994,
1993 and 1992, respectively.


NOTE 8

PENSIONS AND OTHER EMPLOYEE BENEFITS

The Company and its subsidiaries have a number of defined benefit, defined contribution and government mandated pension plans covering substantially all employees.
Benefits from these plans are based on factors which include various combinations of years of service, fixed monetary amounts per year of service, employee compensation during the last years of employment and the recipient's social security benefit. The Company's funding policy with respect to its qualified plans is to contribute annually not less than the minimum required by applicable law and regulation nor more than the amount which can be deducted for income tax purposes. The Company also has a nonqualified senior executive supplemental pension plan, funded by Company stock, which is based on credited years of service and compensation during the last years of employment.

  Certain foreign plans, which supplement or are coordinated with government plans, many of which require funding through mandatory government retirement plans or insurance company plans, have pension funds or balance sheet accruals which approximate the actuarially computed value of accumulated plan benefits as of October 31, 1994 and 1993.

  The Company recorded an additional minimum pension liability and intangible asset of $23,645 and $20,754 in 1994 and 1993, respectively, to recognize the unfunded accumulated benefit obligation of certain domestic plans.

  Pension expense for all plans of the Company was $18,521 in 1994, $20,248 in 1993 and $21,900 in 1992. Net periodic pension costs for U.S. plans and plans of subsidiaries outside the United States for which SFAS No. 87 ("Employers' Accounting for Pensions") has been adopted included the following components:

Year Ended October 31,(in thousands)   1994              1993            1992
                                       ----              ----            ----
Service cost-benefits
 earned during the year             $ 16,075           $ 15,457      $ 15,092
Interest cost on projected
  benefit obligation                  29,523             27,297        27,486
Actual gain on plan assets           (14,035)           (38,656)      (23,599)
Net amortization and deferral        (14,255)            14,355         1,610
                                     --------           --------      --------
Net periodic pension cost           $ 17,308           $ 18,453      $ 20,589
                                     ========           ========      ========

  The discount rate used for U.S. plans ranged from 7.9%- 8.0% in 1994, and 8.5%-8.75% in 1993 and 1992, and for
non-U.S. plans ranged from 6.5% to 16.0%. The assumed rate of increase in future compensation of U.S. salaried employees ranged from 4.5%-5.0% in 1994 and from 5.0%-5.5% in 1993 and 1992, and for non-U.S. salaried employees ranged from 4.0% to 14.5%. Benefits under the hourly employee plans are generally not based on wages. The expected long-term rate of return on assets for U.S. plans ranged from 9.5% to 10% and for non-U.S. plans ranged from 6.5% to 16.0%. The assumptions for non-U.S. plans were developed on a basis consistent with that for U.S. plans, adjusted to reflect prevailing economic conditions and interest rate environments.

  Primarily as a result of the sale of Harnischfeger Engineers, Inc.("HEI") in 1993 (see Note 16 - Discontinued Operations), a curtailment occurred within the Harnischfeger Salaried Pension Plan. Curtailment gains of $4,527 were recorded in 1993, $3,969 of which was included in the gain on sale of discontinued operations.

  The following table sets forth the plans' funded status at October 31, 1994 and 1993:


                                                                   1994
                                                        ------------------------

                                                         Plans With     Plans With
                                                             Assets    Accumulated
                                                          Exceeding       Benefits
                                                        Accumulated      Exceeding
                                                           Benefits        Assets
                                                        -----------     ---------
Actuarial present value of:
  Vested benefits                                        $184,537       $148,757
  Accumulated benefits                                    197,680        166,980
  Projected benefits                                      247,219        186,763
Net assets available for benefits                         264,717        128,542
                                                         ---------      --------
Plans' assets greater (less) than projected benefits       17,498        (58,221)
Unrecognized (asset) obligation existing at adoption      (10,695)         5,012
Unrecognized prior service cost                             6,642         14,390
Unrecognized net (gain) loss                               (1,797)        20,379
                                                         ---------      --------
Net pension asset (liability)                            $ 11,648       $(18,440)
                                                         =========      =========



                                                                   1993
                                                        -------------------------

                                                         Plans With    Plans With
                                                             Assets    Accumulated
                                                          Exceeding      Benefits
                                                        Accumulated      Exceeding
                                                          Benefits         Assets
                                                         ----------     ----------
Actuarial present value of:
  Vested benefits                                        $186,220      $125,228
  Accumulated benefits                                    199,087       135,525
  Projected benefits                                      257,326       139,685
Net assets available for benefits                         265,078        94,196
                                                         ---------     ---------
Plans' assets greater (less) than projected benefits        7,752       (45,489)
Unrecognized (asset) obligation existing at adoption      (11,002)        5,607
Unrecognized prior service cost                             8,227        12,007
Unrecognized net (gain) loss                               (3,468)        6,852
                                                         ---------     ---------
Net pension asset (liability)                           $   1,509      $(21,023)
                                                         =========     =========


  Pension plan assets consist primarily of trust funds with diversified portfolios of primarily equity and fixed income investments.

  The Company has a qualified profit sharing plan which covers substantially all domestic employees except employees covered by collective bargaining agreements and employees of subsidiaries with separate defined contribution plans. Contributions to the plan are based on the Company's consolidated Economic Value Added (EVA) performance. Profit sharing expense was $3,300 in 1994. The Company made no profit sharing contribution in 1993. Profit sharing expense was $629 in 1992.

  The Financial Accounting Standards Board has issued SFAS No. 112 "Employers' Accounting for Postretirement Benefits" (SFAS 112) which was implemented by the Company in the first quarter of fiscal 1995. The impact upon adoption of SFAS 112 on the Company's results of operations and financial position was not material.


NOTE 9

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company generally provides certain health care and life insurance benefits under various plan for U.S. employees who retire after attaining early retirements eligibility.

  During the first quarter of fiscal 1994, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), through the immediate recognition of the obligation. Under SFAS 106, the costs of retiree health care and life insurance benefits are accrued over relevant employee service periods. Previously, these costs were charged to expense as claims were paid. The cumulative effect of the accounting change required by this standard was a one time pre-tax charge of $136,291 ($81,696 or $1.87 per share after taxes and minority interest). The discount rate used in determining the liability as of the date of adoption was 8.2% and as of October 31, 1994 the discount rate was 7.9%.

  The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheet as of October 31, 1994:

(in thousands)                                                 1994
Accumulated postretirement benefit obligation:
   Retirees                                                $ 73,424
   Fully eligible active plan participants                    7,722
   Other active plan participants                            20,416
                                                          ---------
   Total                                                    101,562

Plan assets at fair value                                         0
                                                          ---------
Accumulated postretirement benefit obligation
   in excess of plan assets                                 101,562

Unrecognized transition obligation                                0
Unrecognized prior service credit                            21,305
Unrecognized gain                                            12,840
                                                          ---------
Accrued postretirement benefit liability                    135,707

Less:  Current portion                                       17,097
                                                          ---------
                                                           $118,610
                                                          =========

  Net periodic postretirement benefit cost for fiscal year
1994 includes the following components:

(in thousands)                                                1994
                                                             ------
Service cost                                                 $  974

Interest cost on accumulated postretirement benefit
obligation                                                    8,808

Actual return on plan assets                                      0

Amortization of prior service cost(credit)                   (2,995)

Net amortization and deferral                                  (237)
                                                             ------
Net periodic postretirement benefit cost                     $6,550
                                                             ======

  For measurement purposes, with the exception of plans sponsored by Joy, a 13.0% annual rate of increase in the per capita cost of covered health care benefits for non-medicare eligible participants was assumed for 1994 (11.0% used for medicare eligible participants); the rate was assumed to decrease gradually to 5.0% for all participants by 2001 and remain at that level thereafter. For plans sponsored by Joy, the assumed medical cost trend rates for retirees who have not yet reached age 65 is 7% in 1994, decreasing to a rate of 4% in 2001 and continuing at that level into the future. The health care cost trend rate assumption has an effect on the amounts reported. A one percentage point increase in the assumed health care cost trend rates each year would increase the accumulated postretirement benefit obligation as of October 31, 1994 by $5,151 and the aggregate service cost and interest cost components of the net periodic postretirement benefit cost for the year by $781. Postretirement life insurance benefits have a minimal effect on the total benefit obligation.

  The cost of providing these benefits to retirees was $12,414 in 1993 and $11,608 in 1992.

  In 1993, the Board of Directors of the Company approved a general approach that would culminate in the elimination of all Company contributions towards postretirement health care benefits. Increases in costs paid by the Company were capped for certain plans beginning in 1994 extending through 1998 and Company contributions will be eliminated on January 1, 1999 for most employee groups, excluding Joy. For Joy, based upon existing plan terms, future eligible retirees will participate in a premium cost-sharing arrangement which is based upon age as of March 1, 1993 and position at the time of retirement. Active employees under age 45 as of March 1, 1993 and any new hires after April 1, 1993 will be required to pay 100% of the applicable premium.

  The initial one-time pre-tax charge reflected all plan terms and amendments in place on November 1, 1993. Negative plan amendments made subsequent to November 1, 1993 are being amortized from the date of amendment to January 1, 1999. Amortization of negative plan amendments in 1994 amounted to $2,995, which reduced reported net periodic postretirement benefit cost.


NOTE 10

SHAREHOLDERS' EQUITY AND STOCK OPTIONS

The Statement of Shareholders' Equity has been retroactively restated for all years presented to give effect to the acquisition on November 29, 1994 of Joy through a stock-for-stock merger with an exchange ratio of .5652 of a share of Company Common Stock for each share of Joy common stock (see
Note 17-Acquisition of Joy Technologies Inc.). In connection with the acquisition, the Company's authorized Common Stock was increased to 100,000,000 shares.

  Joy's employee stock option plan is being administered by the Company subsequent to the merger. All outstanding Joy options were converted into options to purchase Company
Common Stock and adjusted to give effect to the .5652 exchange ratio.

  A Preferred Stock Purchase Right is attached to each share of Common Stock which entitles a shareholder to exercise certain rights in the event a person or group acquires or seeks to acquire 20% or more of the outstanding Common
Stock of the Company.

  The Company's Incentive Stock Plan, as amended, provides for the granting, up to January 31, 1998, of qualified and non-qualified options, stock appreciation rights and restricted stock to key employees for not more than 2,400,000 shares of Common Stock (increased to 3,600,000 as of March 6, 1995). At October 31, 1994, 1,923,384 shares were reserved for future stock options and restricted stock.

  Since the inception of the Incentive Stock Plan and Joy's employee stock option plan, options for the purchase of 2,922,375 shares have been granted, at prices ranging from $6.75 to $27.00 per share. At October 31, 1994, 1,819,319 of the options were outstanding, 405,466 had been exercised and 697,589 had expired. Generally, the options granted under the Incentive Stock Plan become exercisable in cumulative installments of one-fourth of the shares in each year beginning six months from the date of the grant. In addition, 63,000 shares were reserved for restricted stock in 1990. In 1994, 10,875 of the reserved restricted shares were issued. The recipients of restricted stock have the right to receive dividends and vote but such shares cannot be transferred until they become fully vested. The shares generally will become unrestricted following the end of fiscal 1995. Compensation expense related to restricted stock is included in income and amounted to $100 in 1994, $170 in 1993 and $438 in 1992.

  Certain information regarding stock options, including Joy options under the Joy stock option plan, is as follows:

                                            Number        Option Price
                                         of Shares           Per Share
                                         ---------    ----------------
Outstanding at October 31, 1991           1,097,475     $14.38 to  27.00
          Granted                           355,000      17.25 to  20.63
          Exercised                         (18,475)     14.38 to  19.63
          Canceled or expired              (205,875)     14.38 to  24.63
                                         ----------    ----------------

Outstanding at October 31, 1992           1,228,125      14.38 to  27.00
          Granted                           866,226      15.92 to  22.12
          Exercised                         (16,875)     14.38 to  19.25
          Canceled or expired               (46,175)     14.38 to  24.63
                                          ----------    ----------------

Outstanding at October 31, 1993           2,031,301      14.38 to  27.00
          Granted                           188,349      15.70 to  26.50
          Exercised                        (166,041)     14.38 to  24.63
          Canceled or expired              (234,290)     14.38 to  24.63
                                          ----------    ----------------
Outstanding at October 31, 1994           1,819,319      14.38 to  27.00
                                          ----------    ----------------
Exercisable at October 31, 1994             850,181     $14.38 to  27.00
                                          ==========    ================

  In September, 1994, the Company sold 2,000,000 shares of Common Stock in a private transaction. The Common Stock sold has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This sale of stock satisfied the requirements under the pooling of interests accounting rules to replace shares repurchased during the two years prior to the announcement of the Company's merger with Joy. The shares were sold from treasury stock.

  Following a "Dutch auction" self-tender offer in May, 1993, the Company purchased for cash 2,500,000 shares of Common Stock, or approximately 9% of shares of Common Stock outstanding at that time, at $19-5/8 per share, in conjunction with the establishment of the Harnischfeger Industries, Inc. Stock Employee Compensation Trust ("SECT"). Concurrent with the purchase, the Company sold 2,547,771 shares of Common Stock held in treasury to the SECT, amounting to $50,000 at $19-5/8 per share. The purchase of the treasury shares reduced shareholders' equity. The sale of the treasury shares to the SECT had no impact on such equity. Shares in the SECT are being used to provide future employee benefits under plans that currently require shares of Company Common Stock.

  Shares owned by the SECT are accounted for as treasury stock until issued to existing benefit plans; they are reflected as a reduction to shareholders' equity. Shares owned by the SECT are valued at the closing market price each period, with corresponding changes in the SECT balance reflected in capital in excess of par value. Shares in the SECT are not considered outstanding for computing earnings per share.





NOTE 11

OPERATING LEASES

The Company leases certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment.

  Certain of the leases have renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance.

  Generally, all rental payments are fixed. The Company's assets and obligations under capital lease arrangements are not significant.

  Total rental expense under operating leases, excluding maintenance, taxes and insurance, was $22,764, $22,508 and $23,005 in 1994, 1993 and 1992, respectively.

  At October 31, 1994, the future payments for all operating leases with remaining lease terms in excess of one year, and excluding maintenance, taxes and insurance, were as follows:

       (in thousands)
           Fiscal Year:
           1995. . . . . . . . . . . . . . . . .$17,670
           1996. . . . . . . . . . . . . . . . . 15,001
           1997. . . . . . . . . . . . . . . . . 12,796
           1998. . . . . . . . . . . . . . . . . 10,069
           1999. . . . . . . . . . . . . . . . .  3,663
           2000 and thereafter . . . . . . . . . 13,905

NOTE 12

COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET RISKS

At October 31, 1994, the Company was contingently liable to banks, financial institutions and others for approximately
$113,000 for outstanding letters of credit securing performance of sales contracts and other guarantees in the ordinary course of business, excluding the HEI back-up bond guarantee facility (see Note 16-Discontinued Operations).
The Company may also guarantee performance of its equipment at levels specified in sales contracts without the requirement for letters of credit. One such guarantee may require repayment of a loan to a customer approximating the value of the related paper machine in the event certain performance tests are not achieved. Performance guarantees are a normal part of the Company's business and have not resulted in significant cash outlays.

  Certain sales generated by Joy have been financed by customers through third-party finance companies. Certain of these customer notes contain various recourse provisions against Joy in the event of nonpayment by the customer. The outstanding balance on such notes for which Joy has a contingent liability should all the notes become uncollectible was $10,003 and $5,343 respectively at October 31, 1994 and 1993. In the event that a note should become uncollectible, Joy can reduce its losses by reselling the repossessed equipment after rebuilding or refurbishing at one of its service centers.

  The Company is a party to litigation matters and claims which are normal in the course of its operations and, while the results of litigation and claims cannot be predicted with certainty, management believes that the final outcome of such matters will not have a materially adverse effect on the Company's consolidated financial position or results of operations.

  The Company is also involved in a number of proceedings and potential proceedings relating to environmental matters. Although it is difficult to estimate the potential exposure to the Company related to these environmental matters, the Company believes that these matters will not have a materially adverse effect upon its consolidated financial position or results of operations.

  The Company has entered into various foreign currency exchange contracts with major international financial institutions designed to minimize its exposure to exchange rate fluctuations on foreign currency transactions. These contracts are used to hedge known cash receipts and disbursements in the ordinary course of business. At October 31, 1994, the outstanding net U.S. dollar face amounts of contracts to cover sales and purchase activity totaled approximately $14,111. In addition, at October 31, 1994, the Company had outstanding foreign exchange contracts totalling $31,747 to cover interest and borrowing obligations. The difference between contract and estimated fair values at October 31, 1994 was not significant. It is the Company's policy not to participate in derivative instruments or transactions.

  As a prime contractor and subcontractor with various agencies of the U.S. Government, principally the Department of Defense, the Company's Systems Group is subject to strict procurement regulations, with non-compliance found by any one agency possibly resulting in fines, penalties, debarment or suspension from receiving additional contracts with all agencies. In July, 1993, the U.S. Air Force rescinded a contract with Syscon Corporation ("Syscon") following a post-award protest of the contract by another bidder. As a result of internal reviews, Syscon determined that evidence exists to indicate that an inaccurate certificate of compliance may have been submitted in connection with the contract. The outcome of the government investigation of this matter is not presently determinable. Management believes that the final outcome will not have a significant future effect on the Company's consolidated financial position or results of operations.

  On May 21, 1993, a Federal court jury in Madison, Wisconsin awarded Beloit Corporation $17,200 following a patent infringement trial against J.M. Voith GmbH of Germany and its subsidiary, Voith, Inc. The jury determined that Beloit's patents on its new Bel-Champ(TM) technology for the drying section of large paper manufacturing machines were valid and infringed by Voith in connection with Voith's sale of a paper machine dryer section. The verdict has been appealed by Voith. The award has not been recorded in the Company's financial statements.

  In addition, on November 23, 1994, a Federal court jury in Madison, Wisconsin returned a verdict finding that Valmet Corporation of Finland infringed a Beloit Corporation patent on the same Bel-Champ paper machine drying technology. In connection with this suit, the jury awarded Beloit $7,875 in damages. It is expected that the verdict in this case will be appealed by Valmet. The award has not been recorded in the Company's financial statements.


NOTE 13

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents: The carrying value approximates fair value because of the short maturity of those instruments.

Long-Term Obligations: The fair value of the Company's long-term obligations have been based on prevailing market quotations and by discounting cash flows using current market yields quoted on similar issues.

  The estimated fair values of the Company's financial instruments at October 31, 1994 and 1993 are as follows:

   1994
   (in thousands)               Carrying Value      Fair Value
                                --------------      ----------
   Cash and Cash Equivalents      $ 196,455          $ 196,455
                                   =========          =========
   Long-Term Obligations           (571,054)          (567,554)
                                   =========          =========
   1993
   (in thousands)               Carrying Value       Fair Value
                                --------------       ----------
   Cash and Cash Equivalents      $ 165,074          $ 165,074
                                  ==========          =========
   Long-Term Obligations           (559,852)          (607,863)
                                  ==========          =========

NOTE 14

TRANSACTIONS WITH AFFILIATED COMPANIES

Mitsubishi Heavy Industries, Ltd. ("Mitsubishi") owns a 20% interest in Beloit Corporation. In connection with this ownership interest, Mitsubishi entered into certain agreements that provide it with the right to designate one of Beloit's five directors. The agreements also place certain restrictions on the transfer of Beloit stock. In the event of change in control of the Company, Mitsubishi has the right to sell its 20% interest back to the Company for the greater of $60,000 or the book value of its equity interest.

  Transactions with Mitsubishi for the years ending October
31, were as follows:

(in thousands)                             1994          1993           1992
                                         ------         ------         ------
Sales                                    $  487         $  152          $  88
Purchases                                   191          5,352            897
Receivables                               2,335          1,712            920
License Income                            3,931          3,794          4,800


  The Company believes that its transactions with Mitsubishi were competitive with alternate sources of supply for each party involved.

  In 1990, the Company entered into an agreement to acquire up to a 20% interest in Measurex. As part of the agreement, Measurex elected a nominee selected by the Company to its Board of Directors. There were no significant transactions with Measurex in 1994, 1993 or 1992. On December 29, 1994, Measurex repurchased 2,026,900 shares of its stock which had been purchased by the Company, reducing the Company's interest to 10%.


NOTE 15

SEGMENT INFORMATION

The Company designs, manufactures and markets products structured into four industry segments.

  Papermaking Machinery and Systems (Beloit Corporation) produces and markets papermaking machinery and allied equipment for the pulp and paper industries. The Company's investment in Measurex Corporation and related equity income
(loss) are included in this segment's identifiable assets and operating results.

  The P&H(TM) Mining Equipment Division (Harnischfeger Corporation) designs, manufactures and markets electric mining shovels, electric and diesel-electric draglines, buckets, hydraulic mining excavators, large rotary blasthole drilling equipment and related replacement parts for the surface mining and quarrying industries. The Joy Mining Equipment Division (Joy Technologies Inc.) designs, manufactures and distributes continuous miners, longwall shearers, shuttle cars and flexible conveyor train continuous haulage systems for use in the underground extraction of coal and other minerals. In addition, the Division engineers, manufactures and markets worldwide a highwall mining system for the extraction of coal from exposed surface seams in the walls of surface coal mines, trenches and mountain side benches. It also rebuilds and services installed equipment and sells spare parts for the equipment it manufactures.

  The Material Handling Equipment Division (Harnischfeger
Corporation) designs, manufactures, services and markets overhead cranes, electric wire rope and chain hoists, engineered products, container cranes and crane modernizations and electrical products for use in a variety of industries and applications.


  The Environmental Group (Joy Environmental Technologies Inc.) designs and installs systems for controlling air pollution generated by electric power plants and industrial solid-fuel combustion operations. The Group also designs, fabricates and installs systems for the collection and removal of particulates and ash accumulated at the bottom of coal-burning boilers and particulates and fly ash carried up the exhaust flue of these boilers.

  Intersegment sales are not significant. Common operating plants have been allocated to the respective segments.

  Corporate assets include principally cash, cash equivalents, the investment in HEI in 1994 and 1993, certain intangibles and administration facilities.


Segments of Business by Industry         Total     Operating        Depreciation and
(in thousands)                           Sales    Income (Loss)       Amortization
                                         -----    -------------     ---------------

1994
Papermaking Machinery and Systems   $  712,778    $  32,195            $  31,945
Mining Equipment                       698,288       80,054               34,570
Material Handling Equipment            109,429       12,094                2,981
Environmental                          162,247       (2,090)               2,887
                                    ----------    ---------            ---------
     Total continuing operations     1,682,742      122,253               72,383
Corporate                                           (26,668)                 860
Discontinued Operations
                                    ----------    ---------            ---------
     Consolidated total             $1,682,742    $  95,585            $  73,243
                                    ==========    =========            =========

1993
Papermaking Machinery and Systems   $  580,421    $ (18,113)           $  30,964
Mining Equipment                       682,562       39,664               33,418
Material Handling Equipment            117,032        6,753                2,588
Environmental                          190,305      (16,182)               3,854
                                    ----------    ----------           ---------
     Total continuing operations     1,570,320       12,122               70,824
Corporate                                           (31,159)               1,805
Discontinued Operations
                                    ----------    ----------           ---------
     Consolidated total             $1,570,320    $ (19,037)           $  72,629
                                    ==========    ==========           =========

1992
Papermaking Machinery and Systems   $  699,127    $  70,860            $  27,865
Mining Equipment                       754,413      106,657               32,078
Material Handling Equipment            113,412       10,343                2,415
Environmental                          183,180        6,710                3,499
                                    ----------    ---------            ---------
     Total continuing operations     1,750,132      194,570               65,857
Corporate                                           (23,465)               1,394
Discontinued Operations
                                    ----------    ---------            ---------
Consolidated total                  $1,750,132    $ 171,105            $  67,251
                                    ==========    =========            =========


Segments of Business by Industry          Capital    Identifiable
(in thousands)                          Expenditures    Assets
                                        ------------  -----------
1994
Papermaking Machinery and Systems        $  27,599    $  752,999
Mining Equipment                            16,853       739,915
Material Handling Equipment                  3,935       135,680
Environmental                                2,125       125,649
                                         ---------    ----------
     Total continuing operations            50,512     1,754,243
Corporate                                      330       164,412
Discontinued Operations                                   63,298
                                         ---------    ----------
     Consolidated total                  $  50,842    $1,981,953
                                         =========    ==========

1993
Papermaking Machinery and Systems        $  44,347    $  730,955
Mining Equipment                            22,947       717,921
Material Handling Equipment                  1,419        85,276
Environmental                                2,488       122,376
                                         ---------    ----------
     Total continuing operations            71,201     1,656,528
Corporate                                      560       154,453
Discontinued Operations                                   97,269
                                         ---------    ----------
     Consolidated total                  $  71,761    $1,908,250
                                         =========    ==========

1992
Papermaking Machinery and Systems        $  27,842    $  841,983
Mining Equipment                            29,817       797,069
Material Handling Equipment                  1,502        90,161
Environmental                                2,698       140,251
                                         ---------    ----------
     Total continuing operations            61,859     1,869,464
Corporate                                    2,111        95,333
Discontinued Operations                                  144,808
                                         ---------     ---------
Consolidated total                       $  63,970    $2,109,605
                                         =========    ==========




Geographical Segment Information      Total        Interarea  Sales to Unaffil-
(in thousands)                        Sales          Sales    iated Customers
                                      -----        ---------  ---------------
1994
     United States                $1,458,739      $(158,119)    $1,300,620
     Europe                          165,624        (42,111)       123,513
     Other Foreign                   270,410        (11,801)       258,609
     Interarea Eliminations         (212,031)       212,031              -
                           ----------      ---------     ----------
                                  $1,682,742      $       -     $1,682,742
                                  ==========      =========     ==========
1993
     United States                $1,261,477      $(121,442)    $1,140,035
     Europe                          162,847        (11,007)       151,840
     Other Foreign                   294,459        (16,014)       278,445
     Interarea Eliminations         (148,463)       148,463              -
                                   ---------      ---------     ----------
                                  $1,570,320      $       -     $1,570,320
                                   ==========      =========     ==========
1992
     United States                $1,242,018      $(129,535)    $1,112,483
     Europe                          308,807        (20,023)       288,784
     Other Foreign                   365,351        (16,486)       348,865
     Interarea Eliminations         (166,044)       166,044              -
                                  ----------      ---------     ----------
                                  $1,750,132      $       -     $1,750,132
                                  ==========      =========     ==========

Exports of U.S.-produced products were approximately
$236,000, $173,000 and $218,000 in 1994, 1993 and 1992,
respectively.


Geographical Segment Information       Operating     Identifiable
(in thousands)                       Income (Loss)      Assets
                                     -------------      ------
1994
     United States                     $  95,704      $1,333,498
     Europe                                3,374         265,441
     Other Foreign                        23,942         201,783
     Interarea Eliminations                 (767)        (46,479)
                                 ---------      ----------
                                       $ 122,253      $ 1,754,243
                                        =========      ==========
1993
     United States                     $  14,240      $ 1,253,417
     Europe                                8,684          213,692
     Other Foreign                        (8,607)         237,840
     Interarea Eliminations               (2,195)         (48,421)
                                        ---------        ---------
                                       $  12,122      $ 1,656,528
                                        =========      =========
1992
     United States                     $ 145,004      $ 1,333,707
     Europe                               24,416          306,346
     Other Foreign                        26,420          275,429
     Interarea Eliminations               (1,270)         (46,018)
                                        ---------       ----------
                                       $ 194,570       $1,869,464
                                        =========       ==========

Exports of U.S.-produced products were approximately
$236,000, $173,000 and $218,000 in 1994, 1993 and 1992,
respectively.

Note 16

DISCONTINUED OPERATIONS

In 1993, the Systems Group consisted of two subsidiaries, HEI and Syscon. The Board of Directors and management of the Company determined that this segment did not meet the criteria of a core business. As such, the Board of Directors determined that retention of the Systems Group was not consistent with the Company's long-term goals.

  On October 29, 1993, the Company completed the sale of HEI to that unit's senior management and some equity partners. Proceeds from the sale were $45,219, consisting of $23,219 in cash at closing, $10,000 of preferred stock and a ten-year subordinated promissory note for $12,000. The preferred stock is nonvoting and nonconvertible, and carries a dividend rate increasing from 6% in the first three years to 8% in years 4-10. Mandatory redemption is scheduled in year 10. The subordinated promissory note bears interest at rates ranging from 8% to 16%, quarterly payments starting in October, 1998 and a final payment of $3,500 in October, 2003. The Company agreed to make available a back-up bonding guarantee facility for certain bid, performance and other contract bonds issued by HEI. The maximum amount of guarantees cannot exceed $100,000 in the first year subsequent to sale, with the maximum amount decreasing to zero by November, 2000. Outstanding contract bonds under the guarantee arrangement totaled approximately $74,000 at October 31, 1994. HEI typically requires similar bonds from its major subcontractors. Such guarantees have been a normal part of HEI's business in the past and have not resulted in cash outlays. The back-up facility may not be used for new types of business or for projects outside of North America, nor does it permit exposure to consequential damages on commercial contracts.

  The Company reported a $16,173 after-tax gain on the sale of this discontinued operation in 1993.

  In the second quarter of fiscal 1994, the Company announced its decision to divest itself of Syscon, the remaining unit in the Systems Group. At October 31, 1994, the Company was pursuing a plan which provided for the spin-off of Syscon through a dividend of Syscon stock to the shareholders of Harnischfeger Industries, Inc. The Company retains the option to pursue other divestiture alternatives. The divestiture is anticipated to occur in the first half of 1995. The operating results of the Systems Group have been segregated and are shown separately in the Statement of
Income as results from discontinued operations.   Operating
results of discontinued operations as of October 31 were as follows:

                                           (in thousands)
                                     1994        1993       1992
                                     ----        ----       ----
Net sales                          $132,260   $245,503    $234,308
Income (loss) before income taxes      (107)     7,496       9,219
Income taxes                            900      3,816       3,533
Income (loss) from discontinued
 operations                          (1,007)     3,680       5,686

  The difference between the federal statutory tax rate and the effective tax rate relates primarily to non-deductible goodwill of Syscon.


NOTE 17

ACQUISITION OF JOY TECHNOLOGIES INC.

On November 29, 1994, the Company completed the acquisition of Joy Technologies Inc. upon the approval of the shareholders of each company. Under the terms of the acquisition, accounted for as a pooling of interests, the Company exchanged 17,720,750 common shares for all of Joy's 31,353,000 outstanding shares, at an exchange ratio of .5652 of a share of the Company's common stock for each of Joy's common shares.

  The fiscal year of Joy has been conformed to the Company's fiscal year effective November 1, 1994, and all periods presented have been retroactively restated (See Note 1-Significant Accounting Policies - Basis of Presentation). Joy's operating results for the period February 26, 1994 to October 31, 1994 have been reflected as an adjustment to the combined Company's retained earnings on November 1, 1994.

  Presented below are the separate results of operations of the Company (HII) and Joy for the three years ended October
31, 1994. Amounts related to Joy have been adjusted to reflect the adoption of SFAS 106 through the immediate recognition of the obligation as of November 1, 1993 to conform with the Company's adoption.

Years ended October 31,
(in Millions)                            1994            1993          1992
- ----------------------------------------------------------------------------
Net Sales and other income
  HII (as previously reported)      $ 1,139.9         $   997.3    $ 1,155.8
  Effect of Joy                         572.7             583.3        614.5
                                     ----------       ---------    ----------
              Combined                1,712.6           1,580.6      1,770.3
                                     ==========       =========    ==========

Income from continuing operations
  HII (as previously reported)           19.1             (36.9)        49.8
  Effect of Joy                          14.5              (2.6)        14.1
                                     ----------       ---------    ----------
              Combined                   33.6             (39.5)        63.9
                                     ==========       =========    ==========
Discontinued operations
  HII (as previously reported)           (1.0)             19.8          5.7
Extraordinary items
  Effect of Joy                          (4.8)                -        (22.8)
Cumulative effect of change in
 accounting principle
  HII (as previously reported)          (66.1)                -             -
  Effect of Joy                         (15.6)                -             -

Net Income (Loss)
  HII (as previously reported)          (48.0)            (17.1)        55.5
  Effect of Joy                          (5.9)             (2.6)        (8.7)
                                     ----------         ----------  ----------
               Combined             $   (53.9)        $   (19.7)     $  46.8
                                     ==========         ==========  ==========





NOTE 18 UNAUDITED
QUARTERLY FINANCIAL DATA AND STOCK PRICES


(Dollar amounts in thousands, except per share and market price amounts)

                                                 Fiscal Quarter

                                     First           Second               Third
                                     --------------------------------------------
Net sales                          $369,243        $389,933             $424,376
Gross profit                         80,471          84,743               93,696
Operating income                     16,560          19,570               23,391
Income from continuing operations     3,613           4,632                7,713
Income (loss) from discontinued operations,
 net of applicable
 income taxes                           431             473                   99
Extraordinary loss on retirement
 of debt, net of applicable
 income taxes                             -               -               (4,827)
Cumulative effect of accounting
 change, net of applicable income
 taxes and minority interest        (81,696)              -                    -
                                    --------        --------            --------
Net income(loss)                  $ (77,652)       $  5,105             $  2,985
                                    ========        ========            ========
Earnings (loss) per share (1)

 Income from continuing operations   $ 0.08           $0.11                $0.18
 Income (loss) from discontinued
  operations                           0.01            0.01                    -
 Extraordinary loss on retirement of
  debt                                    -               -                (0.11)
 Cumulative effect of accounting
  change                              (1.88)              -                    -
                                   ---------        --------             --------

Net income(loss)per share            $(1.79)          $0.12                $0.07
                                   =========        ========             ========
Market price of common stock:
   High                             $25 1/2         $25 3/4              $21 3/4
   Low                               21 1/2          20 1/8               18 1/2


(Dollar amounts in thousands, except per share and market price amounts)

                                                                    1994

                                                     Fourth          Year
                                                 ----------------------------
Net sales                                          $499,190       $1,682,742
Gross profit                                        116,290          375,200
Operating income                                     36,064           95,585
Income from continuing operations                    17,660           33,618
Income (loss) from discontinued operations,
 net of applicable
 income taxes                                        (2,010)          (1,007)
Extraordinary loss on retirement
 of debt, net of applicable
 income taxes                                             -           (4,827)
Cumulative effect of accounting
 change, net of applicable income
 taxes and minority interest                              -          (81,696)
                                                    --------       ----------
Net income(loss)                                   $ 15,650       $  (53,912)
                                                    ========       ==========
Earnings (loss) per share (1)

 Income from continuing operations                    $0.40            $0.77
 Income (loss) from discontinued
  operations                                          (0.05)           (0.02)
 Extraordinary loss on retirement of
  debt                                                    -            (0.11)
 Cumulative effect of accounting
  change                                                  -            (1.87)
                                                     --------       ----------

Net income(loss)per share                             $0.35           $(1.23)
                                                     ========       ==========
Market price of common stock:
   High                                              $26 1/2          $26 1/2
   Low                                                20 1/2           18 1/2

(Dollar amounts in thousands, except per share and market price amounts)


                                                Fiscal Quarter
                                   First           Second               Third
                                     --------------------------------------------
Net sales                         $373,370         $402,066             $384,955
Gross profit                        87,455           91,416               84,019
Operating income (loss)             19,362           14,922              (63,869)
Income (loss) from continuing
 operations                          5,611            1,865              (48,985)
Income from discontinued operations,
 net of applicable income taxes        481              775                1,192
Gain on sale of discontinued
 operation, net of applicable
 income taxes                            -                -                    -
                                   --------         --------             --------
Net income (loss)                 $  6,092         $  2,640             $(47,793)
                                   ========          ========           ==========
Earnings (loss) per share (2)

Income (loss) from continuing
 operations                          $0.12            $0.04              $(1.13)
Income from discontinued operations   0.01             0.02                0.03
Gain on sale of discontinued
 operations                              -                -                   -
                                   --------         --------           ---------

Net income (loss) per share          $0.13            $0.06              ($1.10)
                                   =========         ========          ==========
Market price of common stock:
   High                            $20 7/8          $19 3/4             $21 3/8
   Low                              17 1/8           17 1/8              17 5/8


(Dollar amounts in thousands, except per share and market price amounts)


                                                                   1993
                                                   Fourth          Year
                                                 ----------------------------
Net sales                                            $409,929       $1,570,320
Gross profit                                           83,079          345,969
Operating income (loss)                                10,548          (19,037)
Income (loss) from continuing
 operations                                             1,966          (39,543)
Income from discontinued operations,
 net of applicable income taxes                         1,232            3,680
Gain on sale of discontinued
 operation, net of applicable
 income taxes                                          16,173           16,173
                                                      --------       ----------
Net income (loss)                                    $ 19,371       $  (19,690)
                                                      ========       ==========
Earnings (loss) per share (2)

Income (loss) from continuing
 operations                                            $0.05           $(0.89)
Income from discontinued operations                     0.03             0.08
Gain on sale of discontinued
 operations                                             0.37             0.37
                                                      --------       ----------

Net income (loss) per share                            $0.45           ($0.44)
                                                       ========       ==========
Market price of common stock:
   High                                                $22 3/4          $22 3/4
   Low                                                  19 1/8           17 1/8


(1) Due to the effect of the sale of 2.0 million shares of treasury stock in September, 1994 and the use of the weighted average shares outstanding each quarter for computing earnings (loss) per share, the sum of the quarterly per share amounts does not equal the per share amount for the fiscal year.
(2) Due to the effect of purchase of 2.5 million shares for the Stock Employee Compensation Trust in April, 1993 and the use of the weighted average shares outstanding each quarter for computing earnings (loss) per share, the sum of the quarterly per share amounts does not equal the per share amount for the fiscal year.




                                  HARNISCHFEGER INDUSTRIES, INC.

                                        SCHEDULE II

                                  VALUATION AND QUALIFYING ACCOUNTS
                                      (Thousands of Dollars)



                                      Balance at    Additions    Additions
                                       Beginning       by         Charged
        Classification                  of Year    Acquisition   to Expense    Deductions(1)

- ------------------------------         ----------   -----------  -----------  -------------

Allowances Deducted in Balance Sheet
  from Accounts Receivable:

For the year ended October 31, 1994
   Doubtful accounts                      $ 9,795       $   532      $ 1,458      $ (4,817)
   Possible contract losses                 2,687           -             -          -
                                 ------        ------       ------       -------
                                          $12,482        $  532      $ 1,458      $ (4,817)
                                           ======        ======       ======       =======
For the year ended October 31, 1993
   Doubtful accounts                      $ 6,227           -        $ 7,630       $(3,738)
   Possible contract losses                 2,890           -             -              -
                                 ------        ------       ------       -------
                                          $ 9,117           -        $ 7,630       $(3,738)
                                          ======        ======       ======       =======


For the year ended October 31, 1992
   Doubtful accounts                      $ 7,939           -        $ 2,605       $(4,332)
   Possible contract losses                 2,774           -            -             -
                                           ------        ------       ------       -------
                                         $ 10,713           -        $ 2,605       $(4,332)
                                           ======         ======       ======       =======
                                                      Transactions
                                         Currency       of           Balance
                                        Translation   Discontinued     at End
        Classification                    Effects     Operations      of Year
- ------------------------------           ----------   -----------  -----------
Allowances Deducted in Balance Sheet
  from Accounts Receivable:

For the year ended October 31, 1994
   Doubtful accounts                      $   262          -         $ 7,230
   Possible contract losses                     -       (2,687)          -
                                           ------        ------       ------
                                          $   262      $(2,687)      $ 7,230
                                           ======       =======      =======

For the year ended October 31, 1993
   Doubtful accounts                      $  (270)     $   (54)      $ 9,795
   Possible contract losses                               (203)        2,687
                                 ------       -------       ------
                                          $  (270)     $  (257)      $12,482
                                           ======       =======      =======

For the year ended October 31, 1992
   Doubtful accounts                      $    11      $     4       $ 6,227
   Possible contract losses                     -          116         2,890
                                           ------       -------      -------
                                          $    11      $   120       $ 9,117
                                           ======       =======      =======


(1) Represents write-off of bad debts, net of recoveries.


Allowance Deducted in Balance Sheet from Deferred Tax Assets:
                                          Balance at     Additions    Balance
                                          Beginning      Charged      at end
                                         of Year        to Expense   of Year
                                         ----------      ----------   --------
For the year ended October 31, 1994      $ 12,421        $  1,785    $ 14,206

For the year ended October 31, 1993      $  7,696        $  4,725    $ 12,421

For the year ended October 31, 1992      $      -        $  7,696    $  7,696






                                             Exhibit 23(a)

              CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 and in the Registration Statements on Form S-8 listed below of Harnischfeger Industries, Inc. of our report dated December 5, 1994 which appears in this Current Report on Form 8-K.

1.  Registration Statement on Form S-8 (Registration No. 33-
    42833)
2.  Registration Statement on Form S-8 (Registration No. 33-
    23985)
3.  Registration Statement on Form S-8 (Registration No. 33-
    18393)
4.  Registration Statement on Form S-3 (Registration No. 33-
    51436)
5.  Registration Statement on Form S-8 (Registration No. 33-
    46738)
6.  Registration Statement on Form S-8 (Registration No. 33-
  46739)
7.  Registration Statement on Form S-8 (Registration No. 33-
  46740)
8.  Registration Statement on Form S-8 (Registration No. 33-
    57209)


PRICE WATERHOUSE LLP

Milwaukee, Wisconsin
March 13, 1995

                                             Exhibit 23(b)

              CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 File No.
33-57979 and in the Registration Statements on Form S-8 listed below of Harnischfeger Industries, Inc. of our reports dated March 25, 1994, which are referred to in this Current Report on Form 8-K.

1.  Registration Statement on Form S-8 (Registration No. 33-
    42833)
2.  Registration Statement on Form S-8 (Registration No. 33-
    23985)
3.  Registration Statement on Form S-8 (Registration No. 33-
    18393)
4.  Registration Statement on Form S-3 (Registration No. 33-
    51436)
5.  Registration Statement on Form S-8 (Registration No. 33-
    46738)
6.  Registration Statement on Form S-8 (Registration No. 33-
    46739)
7.  Registration Statement on Form S-8 (Registration No. 33-
    46740)
8.  Registration Statement on Form S-8 (Registration No. 33-
    57209)


                                       ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania,
March 13, 1995


                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                             HARNISCHFEGER INDUSTRIES, INC.
                                        (Registrant)


March 13, 1995                   By  /s/ James C. Benjamin
                                 -----------------
                                 James C. Benjamin
                                 Vice President,
                                 Controller and
                                 Chief Accounting
                                 Officer